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                                                                     Exhibit 4.4

                   AMENDMENT NUMBER 1 TO THE RIGHTS AGREEMENT

       This Amendment Number 1 ("Amendment") to the Rights Agreement ("Agreement") between Neoprobe Corporation, a Delaware corporation ("Company"), and Continental Stock Transfer & Trust Company ("Rights Agent") is dated as of February 16, 1999.

       WHEREAS, the Company and the Rights Agent entered into the Agreement on July 18, 1995 in connection with a rights dividend declared by the board of directors of the Company; and

       WHEREAS, the Company and the Rights Agent desire to amend the Agreement in order to provide for the sale and issuance of a new series of convertible preferred stock of the Company and warrants to purchase common stock of the Company, par value $.001, in order to raise funds for the Company.

       NOW THEREFORE, the Company and the Rights Agent hereby agree to amend the Agreement as follows:

       1. The definition of "Acquiring Person" contained in Section 1.(a) of the Agreement is hereby deleted in its entirety and the following language be inserted in lieu thereof:

              "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) any Person who becomes a Beneficial Owner of 15% or more of the Common Stock then outstanding solely because such Person or its affiliates and associates (1) acquired shares of 5% Series B Convertible Preferred Stock, par value $.001 per share, stated value $100 per share ("Series B Preferred Stock"), of the Company from the Company, (2) acquired Class L Warrants of the Company ("Class L Warrants") from the Company (3) acquired options ("Advisory Options") to purchase shares of Series B Preferred Stock and Class L Warrants from the Company pursuant to the Financial Advisory Agreement between the Company and Paramount Capital, Inc. dated February 16, 1999, (4) acquired Common Stock through the conversion of Series B Convertible Preferred Stock, which such Person purchased directly from the Company, through the exercise of Class L Warrants or Advisory Warrants, which such Person obtained directly from the Company, through a Common Stock dividend on shares of Series B Preferred Stock declared by the Company or any other issuance of Common Stock in respect of the Series B Preferred Stock or Class L Warrants (including the shares of Series B Preferred Stock and Class L Warrants underlying the Advisory Options), pursuant to the terms of the Certificate of Designations of 5% Series B Preferred Convertible Preferred Stock of Neoprobe Corporation ("Certificate of Designations"), pursuant to any provision of the Class L Warrants or pursuant to any provision of the Preferred Stock and Warrant Purchase Agreement ("Purchase Agreement") dated February 16, 1999 by and among the Company, The Aries Master Fund, a Cayman Island Exempted Company ("Master Fund"), and The Aries Domestic Fund, L.P. ("Domestic Fund"), and the agreements referred to therein, or (5) is the Master Fund or the Domestic Fund or their respective affiliates or associates unless such entities acquire more than an aggregate of 1,000,000 shares of Common Stock (such number to be adjusted to reflect the effect of stock splits, stock dividends and similar events affecting Common Stock after the date of Amendment No. 1 to this Rights Agreement) in addition to acquisitions otherwise described in clauses (v)(1), (v)(2),
              (v)(3) and (v)(4) of this paragraph.





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       2.     The definition of "Section 11(a)(ii) Event" contained in Section
1.(a) of the Agreement is hereby deleted in its entirety and the following language be inserted in lieu thereof:

       "Section 11(a)(ii) Event" shall have the meaning set forth in Section 11(a)(ii) hereof.

       Section 11(a)(ii) of the Agreement is hereby deleted in its entirety and the following language be inserted in lieu thereof:
              Section 11. (a)(ii) If any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates at any time after the Rights Dividend Declaration Date, becomes a Beneficial Owner of 15% or more of the Common Stock then outstanding, a "Section 11(a)(ii) Event" shall be deemed to have occurred; unless the event causing the 15% threshold to be crossed

                     (1)    is a Section 13 Event;

                     (2) is an acquisition of Common Stock pursuant to a tender offer or an exchange offer for all outstanding Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (A) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (B) otherwise in the best interests of the Company and its stockholders;

                     (3) (i) is the acquisition of Series B Preferred Stock and Series B Preferred Stock Warrants from the Company,
                     (ii) is the conversion of Series B Preferred Stock into Common Stock by a Person who purchased the shares of Series B Preferred Stock directly from the Company, (iii) is the purchase of Common Stock by the exercise of Class L Warrants, which were obtained by the Persons exercising them directly from the Company, (iv) is the acquisition of Common Stock by conversion of Series B Preferred Stock and exercise of Class L Warrants issuable upon exercise of the Advisory Options, (v) is the acquisition of Common Stock pursuant to any provision of the Purchase Agreement and the agreements referred to therein, (vi) is the acquisition of Common Stock through a Common Stock dividend on shares of Series B Preferred Stock declared by the Company or any other issuance of Common Stock in respect of the Series B Preferred Stock or the Series B Preferred Stock Warrants pursuant to the terms of the Certificate of Designations, or (vii) the acquisition of up to an aggregate of 1,000,000 shares of Common Stock, such number to be adjusted to reflect stock splits, stock dividends and similar events affecting Common Stock occurring after the date of Amendment No. 1 to this Rights Agreement, by the Master Fund or the Domestic Fund or any of their respective affiliates and associates in addition to acquisitions described in clauses (i), (ii), (iii),
                     (iv),  (v) and (vi) of this Section 11(a)(ii)(3).

              Promptly following the first occurrence of any Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of Preferred Stock or fractions thereof, such number of shares of Common Stock of the Company as shall equal the result obtained by (I) multiplying the then current Purchase Price by the then number of shares of Preferred Stock or fractions thereof for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and
              (II) dividing that product (which, following such first occurrence, shall thereafter be referred to as





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              the "Purchase Price" for each Right and for all purposes of this
              Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per shares of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Stock").

       3. Except as specifically amended by this Amendment, the provisions of the Agreement remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                   NEOPROBE CORPORATION




                                   By: /s/ David C. Bupp
                                      ------------------------------------------
                                      David C. Bupp, Chief Executive Officer





                                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY


                                   By: /s/ William F. Seegraber
                                      ------------------------------------------

                                   Print Name: William F. Seegraber
                                              ----------------------------------
                                   Print Title:    Vice President
                                               ---------------------------------





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